Exhibit 99.1

Hanover Compressor Company

Press Information

Houston, April 27, 2006

Hanover Compressor Company Reports
First Quarter 2006 Earnings

First quarter 2006 revenue increased to $372.8 million, a 24% increase over first quarter 2005 revenue of $301.6 million. Revenue for the fourth quarter 2005 was $359.3 million. EBITDA(1) from continuing operations for the first quarter 2006 was $104.2 million, a 41% increase over first quarter 2005 EBITDA of $73.7 million. EBITDA increased $25.7 million over the fourth quarter 2005 total of $78.5 million. Included in the Company’s EBITDA and EPS from continuing operations for the first quarter of 2006 was a gain from the sale of the Company’s amine treating rental assets and a charge for debt extinguishment costs related to the redemption of 11% Zero Coupon Subordinated Notes, as follows:

	Impact On	Impact On
	EBITDA	Diluted EPS
Gain on Sale of Amine Rental Assets	$28.4 million	$.27

Debt Extinguishment Costs	($5.9 million)	($.05)

Withholding Tax — Canada Sale	—	($.01)

Total	$22.5 million	$0.21

Net income for the first quarter 2006 was $22.4 million, or $0.22 per diluted share, compared with a net loss of $12.5 million, or $0.15 per share, in the first quarter 2005. Net loss for the fourth quarter of 2005 was $4.2 million, or $0.04 per share.

Hanover’s total third-party fabrication backlog reached a record $660.4 million at March 31, 2006, compared to approximately $373.1 million at December 31, 2005 and $270.5 million at March 31, 2005.

“During the first quarter of 2006, we returned to profitability for the first time in eleven quarters,” said John Jackson, President and Chief Executive Officer. “We anticipate further enhancements in profitability founded on improvements in operational execution, favorable market conditions, and lower cost of debt. We expect that the remainder of 2006 will begin to reflect the benefits of our increased fabrication backlog as well as the start-up of several rental projects in Latin America and the Eastern Hemisphere.”

Business Segment Results

U.S. Rentals
(in thousands)

	Three months ended
	March 31,
	2006	2005	Increase (Decrease)
Revenue	$91,643	$87,154	5%
Operating expense	38,091	34,076	12%

Gross profit	$53,552	$53,078	1%
Gross margin	58%	61%	(3)%

U.S. rental revenue increased in the first quarter 2006 primarily due to improvement in market conditions that led to an improvement in pricing. Gross margin for the quarter ended March 31, 2006 decreased compared to the quarter ended March 31, 2005, primarily due to our program to refurbish approximately 200,000 horsepower of idle U.S. compression equipment and the impact of recording increased compensation expenses in conjunction with the adoption of the new accounting standard for non-cash incentive compensation SFAS 123R. These items had approximately a 3% impact on margins.

International Rentals
(in thousands)

	Three months ended
	March 31,
	2006	2005	Increase (Decrease)
Revenue	$62,506	$53,915	16%
Operating expense	21,332	17,502	22%

Gross profit	$41,174	$36,413	13%
Gross margin	66%	68%	(2)%

During the first quarter of 2006, international rental revenue and gross profit increased, compared to the first quarter of 2005, due to increased rental activity in Venezuela, Mexico and Nigeria. Gross margin decreased primarily due to lower margins as a result of increased labor costs in Argentina and the interruption of operations in Nigeria.

Parts, Service and Used Equipment
(in thousands)

	Three months ended
	March 31,
	2006	2005	Increase (Decrease)
Revenue	$49,271	$33,437	47%
Operating expense	41,062	25,060	64%

Gross profit	$8,209	$8,377	(2)%
Gross margin	17%	25%	(8)%

Parts, service and used equipment revenue for the quarter ended March 31, 2006 were higher than the quarter ended March 31, 2005 primarily due to an increase in parts and service revenues in the U.S. Gross profit and gross margins were lower in the first quarter of 2006 primarily due to reduced margins on installation sales, including approximately $3.0 million of cost overruns on certain installation jobs.

Parts, service and used equipment revenue includes two business components: (1) parts and service; and, (2) used rental equipment and installation sales. For the quarter ended March 31, 2006, parts and service revenue was $42.9 million with a gross margin of 26%, compared to $31.2 million and 26%, respectively, for the quarter ended March 31, 2005.

Used rental equipment and installation sales revenue for the quarter ended March 31, 2006 was $6.4 million with a gross margin of (44)%, compared to $2.3 million with a 7% gross margin for the quarter ended March 31, 2005. The decrease in margins on used rental equipment and installation sales revenue was primarily due to $3.0 million of cost overruns on certain installation jobs. The Company’s used rental equipment and installation sales and gross margin vary significantly from period to period and are dependent upon the exercise of purchase options on rental equipment by customers and the timing of completion of new installation projects.

Compression and Accessory Fabrication
(in thousands)

	Three months ended
	March 31,
	2006	2005	Increase (Decrease)
Revenue	$54,691	$32,524	68%
Operating expense	46,693	29,617	58%

Gross profit	$7,998	$2,907	175%
Gross margin	15%	9%	6%

For the first quarter 2006, compression and accessory fabrication revenue, gross profit and gross margin increased, compared to the first quarter of 2005, due primarily to improved market conditions that led to improved pricing and an improvement in operational efficiencies.

As of March 31, 2006, the company had compression and accessory fabrication backlog of $200.5 million, compared to approximately $85.4 million at December 31, 2005, and $63.9 million at March 31, 2005.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended
	March 31,
	2006	2005	Increase (Decrease)
Revenue	$78,619	$89,571	(12)%
Operating expense	68,963	79,125	(13)%

Gross profit	$9,656	$10,446	(8)%
Gross margin	12%	12%	—%

Production and processing equipment fabrication revenue and gross profit for the first quarter of 2006 decreased over first quarter of 2005 due to timing of projects awarded. The Company has increased its production and processing equipment backlog and expects to see improvement in revenues during future quarters. The backlog for production and processing equipment fabrication was approximately $459.9 million at March 31, 2006 compared to approximately $287.7 million at December 31, 2005, and $206.6 million at March 31, 2005.

Capital and Other

Hanover had capital expenditures of approximately $58 million in the first quarter 2006, compared to approximately $26 million in the first quarter of 2005. At March 31, 2006, the Company had approximately $1.49 billion in debt and compression equipment lease obligations, compared to $1.68 billion at March 31, 2005. At March 31, 2006, Company debt included approximately $129.5 million outstanding under its five-year $450-million bank credit facility and the Company had approximately $49.2 million in cash on its balance sheet.

On March 31, 2006, the Company completed a public offering of $150 million aggregate principal amount of 71/2% Senior Notes due 2013. Hanover used the net proceeds from the offering, together with borrowings under its bank credit facility, to redeem its 11% Zero Coupon Subordinated Notes due March 31, 2007.

Total compression horsepower at March 31, 2006 was approximately 3,311,000, consisting of approximately 2,423,000 horsepower in the United States and approximately 888,000 horsepower internationally. Hanover’s compression horsepower utilization rate as of March 31, 2006 was approximately 87%. The compression horsepower utilization rate as of March 31, 2005 and December 31, 2005 was approximately 82% and 86%, respectively. U.S. and international utilization at March 31, 2006 was approximately 83% and 98%, respectively.

Conference Call Details

Hanover Compressor Company (NYSE: HC) will host a conference call at 11:00 a.m. Eastern Daylight Time, Thursday, April 27, 2006, to discuss its First Quarter 2006 financial results and other matters. To access the call, United States and Canadian participants should dial 800-309-1331. International participants should dial 719-785-9442 at least 10 minutes before the scheduled start time. Please reference Hanover conference call number 8764322. For those unable to participate, a replay will be available from 12:30 p.m. Eastern Daylight Time on Thursday, April 27, until midnight on Thursday, May 4, 2006. To listen to the replay, please dial 888-203-1112 in the U.S. and Canada, or 719-457-0820 internationally and enter access code 8764322. Additionally, the conference call will be broadcast live over the Internet. To access the webcast, log on to the company’s Web site (www.hanover-co.com) and click on the webcast link located on the company’s home page.

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About Hanover Compressor Company
Hanover Compressor Company (NYSE:HC) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies. More information can be found on the Internet (www.hanover-co.com).

Forward-looking Statements
Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, the taking of property without fair compensation and legislative changes; changes in currency exchange rates; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives, such as international expansion (including our ability to timely and cost-effectively execute projects in new international operating environments), integrating acquired businesses, generating sufficient cash, accessing capital markets, refinancing existing or incurring additional indebtedness to fund our business, and executing our exit and sale strategy with respect to assets classified on our balance sheet as assets held for sale; risks associated with any significant failure or malfunction of our enterprise resource planning system and our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Relations Inquiries:
Stephen York
Vice President, Investor Relations and Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA AND EBITDA RECONCILIATION
(in thousands of dollars, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues and other income:
U.S. rentals	$91,643	$87,154
International rentals	62,506	53,915
Parts, service and used equipment	49,271	33,437
Compressor and accessory fabrication	54,691	32,524
Production and processing equipment fabrication	78,619	89,571
Equity in income of non-consolidated affiliates	5,848	4,574
Other income	30,219	451

	372,797	301,626
Expenses:
U.S. rentals	38,091	34,076
International rentals	21,332	17,502
Parts, service and used equipment	41,062	25,060
Compressor and accessory fabrication	46,693	29,617
Production and processing equipment fabrication	68,963	79,125
Selling, general and administrative	48,055	42,158
Foreign currency translation	(1,497)	271
Early extinguishment of debt	5,902	—
Other	—	119

	268,601	227,928

EBITDA from continuing operations (1)	104,196	73,698
Depreciation and amortization	41,968	45,453
Interest expense	31,640	35,940

	73,608	81,393

Income (loss) from continuing operations before income taxes	30,588	(7,695)
Provision for income taxes	8,447	4,541

Income (loss) from continuing operations	22,141	(12,236)
Loss from discontinued operations, net of tax	(92)	(228)
Cumulative effect of accounting change, net of tax	370	—

Net income (loss)	$22,419	$(12,464)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.22	$(0.15)
Income (loss) from discontinued operations, net of tax	0.00	0.00
Cumulative effect of accounting change, net of tax	0.00	0.00

Net income (loss)	$0.22	$(0.15)

Diluted income (loss) per common share:
Income (loss) from continuing operations (2)	$0.22	$(0.15)
Income (loss) from discontinued operations, net of tax	0.00	0.00
Cumulative effect of accounting change, net of tax	0.00	0.00

Net income (loss)	$0.22	$(0.15)

Weighted average common and common equivalent shares outstanding:
Basic	100,759	85,691

Diluted	111,428	85,691

Gross profit percentage:
U.S. rentals	58%	61%
International rentals	66%	68%
Parts, service and used equipment	17%	25%
Compressor and accessory fabrication	15%	9%
Production and processing equipment fabrication	12%	12%

(1)	EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, provision for (benefit from) income taxes, and depreciation and amortization. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2006 net income (loss), which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDA is unavailable because the following items are significantly uncertain so as to make a 2006 prediction inadvisable: interest expense, foreign currency translation, taxes, and depreciation. The ultimate outcome of these uncertain items may have an impact on our net income (loss).

	Three Months Ended
	March 31,
	2006	2005
EBITDA Reconciliation
Income (loss) from continuing operations	$22,141	$(12,236)
Add:
Depreciation and amortization	41,968	45,453
Interest expense	31,640	35,940
Provision for income taxes	8,447	4,541

EBITDA from continuing operations	$104,196	$73,698

(2)	Net income for the diluted earnings per share calculation for the quarter ended March 31, 2006 is adjusted to add back interest expense and amortization of financing costs, net of tax, relating to the Company’s convertible senior notes due 2014 totaling $1.8 million.